Exhibit 10.2

PATENT ASSIGNMENT AND SUPPORT AGREEMENT
THIS PATENT ASSIGNMENT AND SUPPORT AGREEMENT (this “Agreement”), is entered into by and between Finjan Blue, Inc., a Delaware corporation (“Finjan Blue”), a wholly owned subsidiary of Finjan Holdings, Inc. (“Parent”) and International Business Machines Corporation, a New York corporation (“IBM”). Finjan Blue and IBM will be referred to herein collectively as the “Parties” and each individually as a “Party.” Parent, Finjan, Inc., and Finjan Mobile, Inc. are also executing this Agreement for the purposes specified below.
A.    WHEREAS, the Parties have had discussions regarding certain IBM patents and the Parties desire to preserve and protect the value of such patents;
B.    WHEREAS, IBM has the right to assign its interest in the Assigned Patents as defined below;
C.    WHEREAS, subject to the terms below, IBM desires to assign to Finjan Blue all of IBM’s right, title and interest in, to, and under the Assigned Patents and Finjan Blue desires to acquire such right, title, and interest in, to, and under the Assigned Patents; and
D.    WHEREAS, the Parties desire for IBM to make available to Finjan Blue, inventors, engineering and subject matter experts to the extent described below, to support enforcement efforts of Finjan Blue relative to the Assigned Patents as more fully described below. The Parties also desire to continue an open dialogue with respect to potential future assignment, development or technology licensing opportunities.
In consideration of the licenses, terms, conditions and recitals set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
TERMS AND CONDITIONS
1.ASSIGNMENT.
1.1    Assigned Patents. Subject to all rights granted to others prior to the Effective Date, to IBM’s reservation of rights set forth in Section 5, and to the terms in Section 2.1, IBM hereby sells, conveys, transfers, assigns and delivers to Finjan Blue all of IBM’s right, title and interest in, to and under the Assigned Patents, including the right to sue for injunctive relief and damages for past infringement of any of the Assigned Patents.
1.2    Costs of Perfection. Finjan Blue shall be solely responsible for all actions and all costs whatsoever, including but not limited to taxes, attorneys’ fees and patent office fees in any jurisdiction, arising after the Effective Date and associated with the perfection of Finjan Blue’s right, title, and interest in and to each Assigned Patent and recordation thereof.
1.3    Documents for Recordation. With respect to the Assigned Patents, that are pending or issued in the United States and other jurisdictions, IBM shall deliver, no later than ten (10) days after the execution of this Assignment, an executed document having the form and substance of Exhibit D. Unless additional documents and instruments are necessary to perfect Finjan Blue’s right, title, and interest in and to such Assigned Patents and recordation thereof, IBM’s execution of such documents and their timely delivery to Finjan Blue shall fully satisfy IBM’s obligations under this Section 1.3 with respect to assignment of such Assigned Patents that are pending or issued in these geographies. In the case that additional documents and instruments are necessary to perfect Finjan Blue’s right, title, and interest in and to the Assigned Patents and recordation thereof, upon Finjan Blue’s written request and at Finjan Blue’s expense, IBM shall promptly execute such documents and instruments prepared by Finjan Blue.
1.4    Delivery of Prosecution Materials. No later than sixty (60) days after the Effective Date, IBM shall deliver (or instruct its agents or counsel to deliver) to Finjan Blue or its designee copies of the patent

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prosecution file in the form and as maintained by the IBM Intellectual Property Law Department or its outside counsel for each Assigned Patent, including all patent office filings, declarations and assignments from each named inventor of the Assigned Patents, but not including any IBM confidential information which is not related to the conception or reduction to practice or patentability or enforceability or validity of any Assigned Patent, to the extent they are in IBM's or its counsel’s control or possession and accessible with reasonable effort, which may be delivered in electronic form.
1.5    Schedule of Due Dates; IBM Responsibilities. IBM has provided Finjan Blue a written schedule of all Due Dates that it keeps in its normal course of business, for any actions or costs related to the Assigned Patents or Assigned Patent Applications occurring within ninety (90) days of the Effective Date. IBM shall perform all required actions and pay all associated costs for Due Dates solely with respect to Assigned Patent Applications occurring prior to delivery of the prosecution files under Section 1.4.
1.6    Future Prosecution Costs. Except as setforth in Section 1.5, Finjan Blue shall be solely responsible for all actions and all costs, including attorneys’ fees and patent office fees in any jurisdiction, having a Due Date after the Effective Dateand associated with: (i) maintaining the enforceability of any of the Assigned Patents; or (ii) further prosecution of any of the Assigned Patents.
1.7    Assignment of Certain Patent Family Members. It is the intent of IBM to assign, if they exist, all Patent Family Members and Patent Application Family Members on the terms and subject to the conditions of this Agreement. If, during the term of the Agreement either Party identifies any patent or patent application that is a Patent Family Member or Patent Application Family Member, IBM shall (to the extent that it has the right to do so at the time) promptly by amendment to this Agreement: (i) assign to Finjan Blue, all of IBM’s right, title and interest it has, as of the date of such assignment, in, to, and under such Patent Family Member or Patent Application Family Member, as applicable, subject to any rights granted to others prior to the Effective Date of the assignment and IBM’s reserved rights set forth in Section 5, and to the terms in Section 2 and the other terms of this Agreement, and subject only to the representations and warranties set forth in this Agreement that are true at the time of such assignment; (ii) execute or cause to be executed all documents or instruments set forth in this Agreement as if such Patent Family Member or Patent Application Family Member had been included in the Assigned Patents on the Effective Date, substituting the date of such assignment for the Effective Date to Finjan Blue; and (iii) at IBM’s expense, do all lawful acts and execute or cause to be executed all documents or instruments reasonably necessary to perfect Finjan Blue’s right, title, and interest in and to such Patent Family Member or Patent Application Family Member, and recordation thereof as if such Patent Family Member or Patent Application Family Member had been included in the Assigned Patents on the Effective Date.
1.8     Certain Patent Applications Deemed Assigned Patents. In the event Finjan Blue, or any successor in interest, assignee or exclusive licensee of any Assigned Patent, files any patent application that (a) claims, or is entitled to claim, priority from any Assigned Patent, and (b) does not claim any new matter, then such patent application and any patent issuing thereon shall be subject to the obligations of Finjan Blue as if such patent application or any patent issuing thereon were an Assigned Patent.
1.9    IBM Strategic Open Source Software. As between IBM and Finjan Blue, and subject to the restrictions set forth in Section 5, Finjan Blue as the acquirer of IBM’s right, title, and interest in each Assigned Patent, has sole discretion whether or not to institute any action or suit against third parties for infringement of any Assigned Patent or to defend any action or suit that challenges or concerns the validity of any Assigned Patent. Notwithstanding the above, Finjan Blue agrees not to commit Restricted Enforcement Actions against IBM Strategic Open Source Software. If Finjan Blue commits such Restricted Enforcement Actions, IBM may, at its option, grant licenses and releases under the Assigned Patents for such IBM Strategic Open Source Software. Nothing in this Section 1.9 shall prevent Finjan Blue from filing a patent infringement lawsuit as a counterclaim or a cross-claim against a third party in response to a patent infringement lawsuit filed by that party, and in such circumstance IBM shall not be permitted to grant a license or release under this Section.

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1.10    Limitations. Except with respect to the Assigned Patents as expressly set forth in this Agreement, and the covenants in Section 3, no license, immunity, ownership interest, or other right is granted under this Agreement, either directly or by implication, estoppel, or otherwise.
2.    PAYMENTS.
2.1    Fees. As consideration for the assignment to Finjan Blue under this Agreement, Finjan Blue shall pay to IBM the sum of EIGHT MILLION FIVE HUNDRED THOUSAND US dollars, (USD $8,500,000.00) in accordance with the following schedule:
(a)    USD 2,000,000 upon execution of this Agreement;
[***]

on or before the fourth anniversary of the Effective Date.
2.2    Means of Payment. Finjan Blue shall make its payments under this Agreement via wire transfer in immediately available funds to the following account for the benefit of IBM:
[***]

An Agreement Reference Number will be assigned to this Agreement by IBM upon execution. This number should be included in all communications and wire transfer payments.
2.3    Taxes. Each Party shall pay all taxes imposed by the government, including any political subdivision thereof, of any country in which said party is doing business, as the result of said party’s furnishing consideration hereunder. In the event such a tax becomes payable as a result of a Party’s furnishing consideration in respect of a sublicense granted to any of its Subsidiaries, said Party shall be responsible for determining the amount of and paying, or causing said sublicensed Subsidiary to pay, said tax.
2.4    Validity, Enforcement. Each Party covenants, represents and warrants to the other Party that neither it nor its Subsidiaries, as applicable, shall contest, assist, provide funding or participate in any way in a contest of the validity or enforceability of the Assigned Patents, in any forum, domestic or foreign, including the Federal Trade Commission, the United States Patent and Trademark Office or the International Trade Commission or their foreign equivalents. This provision does not prohibit a Party or its Subsidiaries from: (a) raising a defense, including invalidity, in a judicial proceeding or filing a petition for inter partes review or other post-grant review with an administrative agency in response to a claim of infringement filed against them by the other Party; (b) responding to a court order or valid subpoena; provided that the responding Party shall use commercially reasonable efforts to provide notice of the order or subpoena to the extent permitted by law, to the extent the individual responsible for responding to such subpoena on behalf of a Party has actual knowledge of this obligation, and in such case will allow the other Party the opportunity to oppose the order or subpoena if it so desires; or (c) belonging to organizations that might take actions inconsistent with this paragraph, including paying membership dues and participating in organizational meetings, so long as that

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Party does not encourage, induce, direct, control, or otherwise participate in, the actions described in the first sentence of this Section.
2.5    Parent Company Guaranty. Parent hereby unconditionally and irrevocably guarantees to IBM, the due and timely performance and observance by Finjan Blue of all obligations, liabilities, commitments, undertakings, and warranties of Finjan Blue under or in connection with this Agreement.
3.    COVENANTS NOT TO SUE.
3.1    IBM Covenant. Provided Finjan Blue makes the payments in accordance with the schedule in Section 2.1, IBM covenants not to sue (or to permit an IBM Subsidiary or Affiliate to sue) Finjan Blue or Parent or any of their Subsidiaries (collectively, the “Finjan Beneficiaries”) for patent infringement, under its Patent Rights, under any theory of direct or indirect infringement, for any actions taken by the Finjan Beneficiaries during the period of five (5) years after the Effective Date.
3.2    Finjan Party Covenants. Each of Finjan Blue, Parent, Finjan, Inc., and Finjan Mobile, Inc., covenants not to sue (or to permit any of their respective Subsidiaries or Affiliates to sue) IBM or any of its Subsidiaries (collectively, the “IBM Beneficiaries”) for patent infringement, under its Patent Rights, under any theory of direct or indirect infringement, for any actions taken by the IBM Beneficiaries during the period of five (5) years after the Effective Date.
3.3    Assignees. Each of the Parties, and Parent, Finjan, Inc., and Finjan Mobile, Inc., shall make its covenant set forth in this Section binding on any assignee of its Patent Rights.
3.4    [***]

4.    SUPPORT.
4.1    IBM Support.
(a)    Inventors. The Parties hereto acknowledge that any prosecution, maintenance, reexamination, reissue and enforcement of the Assigned Patents after the Effective Date may require the provision of assistance from employees or agents (to the extent IBM has the authority to control any such agent) of IBM who are inventors on the Assigned Patents (“Inventors”). Upon Finjan Blue’s written request, provided any such Inventor is still employed by or under contract with IBM, at the time of such request, IBM shall timely make available to Finjan Blue the applicable Inventor, by phone and for a reasonable amount of time, to provide factual information related to their inventions in the Assigned Patents. IBM shall direct any such Inventor to provide such assistance to Finjan Blue in a professional, honest and workmanlike manner. Finjan Blue shall reimburse IBM reasonable time and out-of-pocket costs for such support in accordance with IBM’s then current rates for the engineering services of the Inventor, and with respect to contractors, no less than the costs IBM incurs as a result of such contractor providing support in accordance with this Section. IBM does not guarantee the accuracy of any statements or information provided by Inventors under this Section.
With respect to any former IBM employees or current or former consultants (including outside counsel) who are inventors or prosecuting attorneys of an Assigned Patent, IBM agress to waive any of IBM’s confidentiality restrictions (but not any attorney-client privilege relative to the Assigned Patents or the person’s involvement

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therewith) that would prevent such individuals from disclosing information reasonably necessary to provide assistance to Finjan Blue in the same manner as described above for Inventors.
(b)    Point of Contact; Privileged Information. Finjan Blue shall not communicate with any IBM employee or contractor in connection with this Agreement or the Assigned Patents other than through the point of contact set forth in Section 13.1 below. Any assistance provided under this Section 4 shall not include an obligation to disclose any attorney-client privileged information, provided, however, IBM may in its discretion waive such privilege and provide such information related to an Assigned Patent. Nothing in this Section 4.1 shall constitute a waiver of Finjan Blue’s legal rights to conduct discovery in connection with any litigation involving an Assigned Patent.
(c)    Access to Other Personnel. IBM acknowledges that Finjan Blue may request to speak with subject matter experts of the technology claimed in the Assigned Patents who know the state of the art at the time of the invention, or someone with information regarding the filing or enforcement of the Assigned Patents, and any such request shall be addressed under a separate agreement between the Parties.
4.2    Other Opportunities. Finjan Blue desires and IBM acknowledges Finjan Blue’s interest in pursuing potential technology licensing opportunities and/or joint development opportunities between the Parties. IBM agrees to engage in discussions with Finjan Blue regarding such opportunities.
4.3    Searching LFMS Database. Upon Finjan Blue’s reasonable request, IBM shall within ten (10) business days conduct a search of IBM’s patent licensing database (LFMS) to confirm whether a third party is an IBM Licensee and, to the extent not prohibited by law or contract (and, where applicable, will notify Finjan Blue when it is so prohibited by law or contract), provide a response to Finjan Blue as to whether such search using the third party name provided by Finjan Blue results in a record in LFMS. The foregoing right shall be limited to no more than ten (10) inquiries per calendar year.
4.4    Privileged Information. If Finjan Blue requests IBM confidential information in connection with Sections 4.1 or 4.3 of this Agreement, and if such information has been designated by IBM as privileged, then the Parties may discuss in good faith the possibility of entering into a limited common interest agreement that serves to preserve the privilege with respect to such IBM confindential information.
5.    RESERVED RIGHTS.
5.1    Reserved Licenses. IBM reserves and retains, and Finjan Blue hereby grants to IBM, in each case for the benefit of IBM and its Subsidiaries, and its and their permitted successors and assigns, an irrevocable, nonexclusive, worldwide, fully paid-up, royalty free right and license under the Assigned Patents, to make, have made, use, have used, import, have imported, license, offer to sell, sell, lease, and otherwise transfer any product or service, and to practice and have practiced any method. Such reserved right and license includes the right to grant, without notice or accounting and with any required consents hereby deemed granted by Finjan Blue, sublicenses and releases of the same or lesser scope, only to: (x) subject to Section 3.4, entities who, after the Effective Date, become a Subsidiary of IBM or a Subsidiary of one of IBM's Subsidiaries, and (y) the entities below and only for the scope expressly specified below, without any right to grant further sublicenses other than to a Subsidiary to:
(a)    Divested Subsidiaries. Subsidiaries that cease to be a Subsidiary of IBM or are transferred to a third party after the Effective Date, then the license granted to such Subsidiary under this Section 5.1(a) shall be limited to cover the products and services (including those under development by the Subsidiary) of such Subsidiary at the time it ceases to be a Subsidiary, and bug fixes for and new versions of the foregoing. Subject to the foregoing sentence, any license granted to such Subsidiary under this subsection shall not extend to any material new features or to any new product or service created after the date such Subsidiary ceased to be a Subsidiary of IBM;

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(b)    Existing Obligations to Third Parties. any IBM Licensee or other third party with respect to which IBM or any of its Subsidiaries has granted or provided, or has or incurs a duty or obligation to grant or otherwise provide, a release, license, immunity, covenant not to sue, or similar right or covenant under any Assigned Patent, where such grant, provision, duty or obligation is based upon a written agreement existing prior to the Effective Date, or upon any unwritten but legally enforceable promise, covenant, representation, conduct or action occurring prior to the Effective Date, with such third party; provided, however, that any sublicense granted pursuant to the terms of this Section 5.1(b) shall be no broader than necessary to fulfill such duty or obligation;
(c)    Spinoff of Product Lines. any third parties to which, after the Effective Date, IBM or any of its Subsidiaries transfers a product line or a service line, provided however, any sublicense granted pursuant to this Section 5.1(c) shall be limited to the particular product or service line being transferred, and products and services under development by IBM at the time of transfer, and bug fixes for or new versions thereto. Subject to the foregoing sentence, any sublicense granted to such third party under this subection shall not extend to any material new features or to any new product line or service line created after the date of transfer;
(d)    Strategic OSS. third parties in accordance with Section 1.11; and
(e)    IBM Strategic Partners. any IBM Strategic Partners and their Subsidiaries.
No Listed Entity shall receive a license under clause (e) above.

5.2    Protection for IBM Customers. IBM reserves and retains, for the benefit of itself and its Subsidiaries and its and their successors and assigns, an irrevocable, nonexclusive, worldwide, fully paid-up, royalty free right to grant immunities from suit under each Assigned Patent to third parties where the suit is based on products, methods, technologies, or services to the extent provided directly or indirectly to the third parties by IBM or its Subsidiaries.
5.3     Reinstatement of Rights. IBM reserves the right to license or re-license any IBM Licensees that, by operation of law or for any other reason, lose rights under any of the Assigned Patents due to a transfer of rights, assignment or exclusive license of any Assigned Patent.
5.4    Recording IBM’s Reserved Rights. Finjan Blue shall execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary, at IBM’s request, to record or perfect the reserved rights of IBM and its Licensees under this Agreement. Any acts undertaken by Finjan Blue solely under this section 5.4 shall be at IBM’s expense.
5.5    Existing Royalty or other Consideration Arrangements. IBM reserves and retains, for the benefit of itself and IBM’s Subsidiaries, and its and their successors and assigns, all rights to past, present, and future royalties and other consideration given or to be given in exchange for rights with respect to any Assigned Patent arising or accruing under agreements existing prior to the Effective Date in accordance with Sections 5.1, 5.2 and 5.3.
5.6     No Interference with Contract Rights. Neither Party shall knowingly interfere with (i) any contract or contractual relationship related to rights granted under the Assigned Patents, between the other Party or its Subsidiaries and its or their licensees; or (ii) any benefits that the other Party or any licensee of such Party gains through such contract or contractual relationship. Neither Party shall challenge the validity and enforceability of such contracts, duties or obligations of the other Party on the grounds that they were not of record, or that it had no notice of or were otherwise unaware of such contracts, duties or obligations.
5.7    Subsequent Licenses of Assigned Patents. Finjan Blue shall make all rights granted and exclusive licenses made by Finjan Blue with respect to the Assigned Patents subject to the licenses and other rights granted to others prior to the Effective Date and reserved by IBM under this Agreement.

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5.8    Term of Reserved Right and Licenses. The term of the rights and licenses reserved pursuant to this Section 5 shall be from the Effective Date and continue until the date that the last Assigned Patent expires.
5.9    Rights Not Granted. All rights not expressly granted in this Agreement with respect to a Party’s Patent Rights, including, without limitation, the right to enforce those Patent Rights against third parties and collect royalties and damages, are hereby reserved and retained exclusively by that Party.

6.	CONFIDENTIALITY.
6.1    Obligations. The Parties may disclose the existence of this Agreement and the fact that the Assigned Patents were assigned by IBM to Finjan Blue, and may issue the mutually agreed-upon language of the press release attached hereto as Exhibit F. However, none of Parent, Finjan Blue or IBM or any of their Subsidiaries or Affiliates shall issue a press release or provide any public comment concerning the terms of this Agreement or the Parties’ negotiations thereof. Except as permitted under Section 6.2, the Parties shall keep the terms of this Agreement confidential and shall not now or hereafter divulge any of the applicable terms to any third party except:
(a)    with the prior written consent of the other Party;
(b)    as otherwise may be required by applicable law, regulation or order of a governmental authority of competent jurisdiction (and to legal counsel, insurers, accountants, banks, and financial sources and advisors as is reasonably required in connection with compliance with such law, regulation or order), provided that (i) before such disclosure, written notice must be given to, and receipt acknowledged by, the non-disclosing party allowing it to determine whether such disclosure should be protected from public disclosure, and (ii) it is disclosed subject to an ethical obligation of confidentiality or pursuant to a confidentiality agreement;
(c)    as may be required in litigation subject to any court-entered protective orders limiting disclosure for use in the subject litigation;
(d)    to counterparties, legal counsel, insurers, accountants, auditors, banks, investment bankers, and financing sources and their advisors, if reasonably required in connection with ordinary course operation of the business or undertaking corporate or financial transactions, provided it is disclosed subject to an ethical obligation of confidentiality or pursuant to a confidentiality agreement;
(e)    as required to enforce the terms of this Agreement; or
(f)    by IBM or its Subsidiaries, on a confidential basis, to any third party to which IBM or its Subsidiaries has a duty or obligation to grant a license, covenant not to sue, immunity or other right under any Assigned Patent.
6.2    Securities Disclosures. Notwithstanding the confidentiality obligations in this Agreement, each Party acknowledges and agrees that the other Party may comply with its securities disclosure obligations under applicable laws and regulations including referencing or disclosing this Agreement and any of its statements as required (each such disclosure, a “Securities Disclosure”). In making a Securities Disclosure, each Party agrees to act in good faith to maintain the confidentiality of this Agreement, each provision hereof and thereof, and each exhibit hereto and thereto, to the greatest extent reasonably possible, consistent with all legal and regulatory obligations.
7.    REPRESENTATIONS AND WARRANTIES; COVENANTS.
7.1    Mutual Representations and Warranties.    Each Party represents, warrants and covenants that: (a) it is duly existing; (b) it has the full power and authority to enter into this Agreement and

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bind its Subsidiaries; that there are no other persons or entities whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement
7.2    IBM Representations and Warranties. IBM represents and warrants that:
(a)    it has the full right and power to assign its rights in each Assigned Patent as set forth in Section 1;
(b)    there are no outstanding financial liens or security interests in or over the Assigned Patents;
(c)    the IBM Intellectual Property Law department has not received any notice from the USPTO of any re-examinations, reissues, interferences, oppositions, or similar proceedings pending involving the Assigned Patents;
(d)    Assigned Patents have never been found invalid or unenforceable in any administrative, arbitration, or judicial proceeding; and
(e)    [***].

(f)    IBM MAKES NO REPRESENTATION OR WARRANTY REGARDING THE VALIDITY OR ENFORCEABILITY OF ANY ASSIGNED PATENT. IBM MAKES NO OTHER REPRESENTATIONS, WARRANTIES, OR COVENANTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION, WARRANTY, OR COVENANT THAT THE PRACTICE OF ANY INVENTION CLAIMED IN AN ASSIGNED PATENT WILL NOT INFRINGE ANY OTHER PATENT THAT IS OR WAS AT ANY TIME OWNED BY IBM (AND FOR THE AVOIDANCE OF DOUBT, NO LICENSE, EXPRESS OR IMPLIED, IS PROVIDED HEREUNDER FOR SUCH INFRINGEMENT), NOR SHALL IBM HAVE ANY LIABILITY WITH RESPECT TO INFRINGEMENT BY FINJAN BLUE OF PATENTS OR OTHER RIGHTS OF THIRD PARTIES.
7.3    Finjan, Inc., Finjan Mobile, Inc., and Parent each represent, warrant, and covenant that as of the Effective Date it has the full right and power to grant the covenant in Section 3.0.

8.	WARRANTY DISCLAIMERS AND LIMITATIONS OF LIABILITY.
8.1    EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE.
8.2    EXCEPT AS SET FORTH IN SECTION 12.1, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING HEREUNDER, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR GOODWILL, BUSINESS INTERRUPTIONS AND CLAIMS OF SUPPLIERS, DISTRIBUTORS, CUSTOMERS, LICENSEES, END USERS OF ANY OF THE OTHER PARTY’S PRODUCT, OR ANY OTHER THIRD PARTIES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR A PARTY’S OBLIGATIONS UNDER SECTIONS 12, AND FINJAN BLUE

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BREACH OF SECTION 2.1 OR SECTION 11.3, IN NO EVENT SHALL EITHER PARTY’S CUMULATIVE LIABILITY TO THE OTHER PARTY FOR ALL BREACHES OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO BREACH OF REPRESENTATION OR WARRANTY UNDER SECTION 7, EXCEED ONE HUNDRED PERCENT (100%) OF THE TOTAL CONSIDERATION PAID BY FINJAN BLUE TO IBM AT THE TIME OF THE BREACH, AS SET FORTH IN SECTION 2.1 UNDER THIS AGREEMENT.
9.    ENFORCEMENT OF AGREEMENT.
9.1    Injunctive Relief. The Parties acknowledge and agree that: (a) any breach of this Agreement may result in immediate and irreparable injury for which there is no adequate remedy available at law; and (b) in addition to any other remedies available, specific performance and injunctive relief may be appropriate remedies to compel performance of this Agreement.
9.2    Recovery of Attorneys’ Fees. In in any action to enforce this Agreement the prevailing Party may recover its reasonable attorneys’ fees and costs.
10.    TERM AND TERMINATION.
10.1    Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated as provided in Section 10.2, will expire upon the earlier of (a) the fifth anniversary of this Agreement or (b) the date that Finjan Blue fulfills its payment obligations under Section 2.1. The Parties may mutually agree in writing to extend the term of this Agreement for an additional three (3) year period after the initial term.
10.2    Termination. IBM may terminate this Agreement if Finjan Blue fails to make any payment due under Section 2.1, and if such non-payment is not cured within sixty (60) days after receiving written notice of the nonpayment from IBM. Either party may terminate the covenants granted in Section 3 if an Affiliate of the other Party asserts one or more of its Patent Rights in breach of Section 3.
10.3    Reversion. Effective upon written notice from IBM after a Reversion Event, Finjan Blue hereby transfers and assigns to IBM all right, title and interest in and to the Assigned Patents that Finjan Blue has, including the right to sue for injunctive relief and damages for infringement of any of the Assigned Patents accruing on and after the Reversion Effective Date. At Finjan Blue’s expense, and without additional consideration from IBM, Finjan Blue shall execute and deliver to IBM any additional documents and instruments reasonably requested by IBM after the Reversion Effective Date that are necessary to perfect IBM’s right, title and interest in and to such Assigned Patents and recordation thereof. Finjan Blue hereby irrevocably appoints IBM as Finjan Blue’s agent to execute and deliver any such additional documents and instruments that Finjan Blue fails to execute and deliver to IBM pursuant to this Section within thirty (30) days after IBM’s written request. For the avoidance of doubt, Finjan Blue agrees that this Reversion applies to each of its successors in interest, assigns and exclusive licensees of each Assigned Patent pursuant to Section 11.
10.4    Survival. Sections 1, 2.3, 2.4, 2.5, 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, and 14, will survive any termination of this Agreement.

11.	ASSIGNMENTS AND TRANSFERS.
11.1    Finjan Blue Permitted Successors. Finjan Blue may not assign or transfer this Agreement, or any of its rights or duties hereunder, including by operation of law, except: (a) to a Subsidiary of Finjan Blue, (b) to its legal successor in the event of a reorganization, provided that after the reorganization the successor and its Subsidiaries have essentially the same assets as Finjan Blue and its Subsidiaries had prior to the reorganization, or (c) to a successor in interest, where such successor assumes all of the rights, duties, restrictions, and obligations with respect to the Assigned Patents under this Agreement, provided that Finjan

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Blue must pay the remaining balance owed under Section 2.1 prior to a transfer under this clause (c). Any assignment or transfer in violation of this Section 11.1 is void.
11.2    IBM Permitted Successors. IBM may not assign or transfer this Agreement, or any of its rights or duties hereunder, including by operation of law, except: (a) to a Subsidiary of IBM, (b) to its legal successor in the event of a reorganization, provided that after the reorganization the successor and its Subsidiaries have essentially the same assets as IBM and its Subsidiaries had prior to the reorganization, or (c) to a successor in interest, where such successor assumes all of the rights, duties, restrictions, and obligations with respect to the Assigned Patents under this Agreement. Any assignment or transfer of the Agreement in violation of this Section 11.2 is void.
11.3    Subsequent Transfers of the Assigned Patents. Finjan Blue shall make all assignments, and subsequent transfers of rights under the Assigned Patents subject to all rights granted to others prior to the Effective Date and the licenses and other rights reserved by IBM under this Agreement. Finjan Blue agrees to compel its permitted successors in interest and any assignee or exclusive licensee of the Assigned Patents to abide by terms that are the same as the terms of this Agreement and to ensure that IBM is designated as third party beneficiary with respect to said terms in all subsequent transfer of rights, assignments and exclusive licenses.
12.    INDEMNIFICATION.
12.1    Indemnity by Finjan Blue. Finjan Blue shall reimburse IBM for costs and expenses and damages (including but not limted to reasonable employee time and reasonable attorneys’ fees) arising from Finjan Blue’s activities relating to defense, enforcement or licensing of any Assigned Patent. In addition, if a third party responds to Finjan Blue litigation relating to an Assigned Patent with a claim against IBM or an IBM Subsidiary, then Finjan Blue shall assume sole control of the defense of the claim, in sofar as the claim relates to the validty or enforceability of the Assigned Patent, at Finjan Blue’s expense and Finjan Blue shall pay all damages or settlement amounts payable to the claimant. IBM may participate in the defense of a claim with its own counsel at its expense.
12.2    Indemnity by IBM. IBM shall reimburse Finjan Blue for costs and expenses and damages (including but not limited to reasonable employee time and reasonable attorneys’ fees) arising from IBM’s enforcement of its agreements granting licenses under the Assigned Patents. In addition, if a third party responds to IBM litigation relating to IBM’s licensing of the Assigned Patents with a claim related to its rights under an Assigned Patent against Finjan Blue, Parent, Finjan, Inc., and Finjan Mobile, Inc., then IBM shall pay all damages or settlement amounts payable to the claimant. If the claim alleges an Assigned Patent is invalid or unenforceable, then Finjan Blue shall assume sole control of the defense of the claim at Finjan Blue’s expense. If the claim does not contest the validity or enforceability of any Assigned Patent, then IBM shall have sole control of the defense, at IBM’s expense, and Finjan Blue may participate in the defense with its own counsel at its expense.
12.3    Notice and Cooperation. The indemnified party shall: (a) provide prompt written notice of any claim; and (b) provide the indemnifying party with the authority, information, and assistance that the indemnifying party deems reasonably necessary for the defense and settlement of the claim. An indemnified party shall not make any admission or take any action relating to the claim that it knows is prejudicial to its defense without the indemnifying party’s written consent.
13.    MISCELLANEOUS.
13.1    Notices. Notices and other communications relevant to this Agreement or to any of the Assigned Patents shall be sent by facsimile, e-mail, by registered or certified mail or by reputable courier to the following address. Notices and other communications sent by facsimile shall be effective upon sending

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if followed within twenty-four (24) hours by a mailed confirmation. Notices and other communications sent by mail or courier shall be effective upon deposit with the postal service or with the courier.
If to IBM:
[***]

If to Finjan Blue:
[***]

or to such other address as a Party shall notify the other in accordance with this Section 13.1.
13.2    Amendments; Modifications. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid. Each Party specifically disclaims reliance on any representations or warranties not embodied in this Agreement.
13.3    Freedom to Prosecute Patents. Except as expressly provided in this Agreement, each Party agrees that the other Party may prosecute and maintain its patents and pending applications in its own best interest, and none of the Parties shall be liable for any damages resulting from actions taken in connection with such prosecution or maintenance.
13.4    Severability. If any provision or portion of a provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid under any applicable statute or rule of law, such court is authorized to modify such provision to the minimum extent necessary to make it enforceable and valid, and the remaining provisions or portions of provisions of this Agreement shall in no way be affected or impaired thereby. If any of the material rights of Party are found to be invalid, illegal or unenforceable in any respect for any reason, at that Party’s option this Agreement will be renegotiated.
13.5    Governing Law. This Agreement shall be construed, and the legal relations between the Parties shall be determined, in accordance with the law of the State of Delaware, USA, as such law applies to contracts signed and fully performed in such State, without regard to the principles of conflicts of law thereof. As part of the consideration received hereunder, each of the Parties consents to the jurisdiction of any Delaware state court and any federal court of the United States of America in the District of Delaware with competent jurisdiction. Each of the Parties waives all objections to Delaware venue for any action instituted hereunder.
13.6    Headings. The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
13.7    Entire Agreement. This Agreement, the attached exhibits and their attachments, embody the entire understanding of the Parties with respect to the subject matter of this Agreement and merges all prior discussions between the Parties. Neither Party shall be bound by any condition, definition, warranty, understanding or representation with respect to the subject matter hereof other than as expressly provided herein.
13.8    Counterparts. This Agreement and any amendments hereto may be signed in one or more counterparts, each of which, when signed and delivered, shall be deemed to be an original. All such counterparts

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together shall constitute one and the same valid and binding agreement, even if all of the Parties have not signed the same counterpart. Signatures to this Agreement may be delivered by facsimile, in which case the facsimile copy of an original signature shall be deemed to be an original signature.
13.9    Relationship of Parties. Nothing contained herein, or done pursuant to this Agreement, will constitute the Parties entering into a joint venture or partnership or will constitute either Party being the agent of the other Party for any purpose or in any sense whatsoever.
13.10    United States Bankruptcy Code Section 365(n). All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or any applicable foreign equivalent. Each Party agrees that the other Party, as a licensee of rights under this Agreement, will retain and fully exercise all of its respective rights and elections under the United States Bankruptcy Code or the applicable foreign equivalent.
13.11    Trademark Logo. Except as permitted by law, nothing in this Agreement confers in either Party any right to use any of the trademarks or logos of the other Party without the prior written consent of the trademark owning Party.  IBM's guidelines for referencing its trademarks in a fair use manner can be found at: https://www.ibm.com/legal/us/en/copytrade.shtml#section_2. Finjan Blue’s guidelines for referencing its trademarks will be provided in writing.
13.12    Place of Execution. The Parties agree that this Agreement has been executed in the United States.
13.13    Independent Counsel. Neither Party shall be considered the author of this Agreement for the purpose of interpreting any provision herein. Each Party acknowledges that its legal counsel has reviewed and approved this Agreement including its exhibits and attachments.
14.    DEFINITIONS
14.1    “Affiliates” means any entity that directly Controls, is Controlled by, or is under common Control with, an entity.
14.2    “Assigned Patents” means the Listed Patents, the Assigned Patent Applications, patents issuing from the Assigned Patent Applications, the patent applications described in Section 1.8, and patents that may reissue from the foregoing on or after the Effective Date.
14.3    “Assigned Patent Applications” means the patent applications listed in Exhibit C still pending as of the Effective Date.
14.4    “Listed Entity” means an entity identified on Exhibit E. An entity may be removed from Exhibit E by Finjan Blue by amending this Agreement.
14.5    “Control” means the legal, beneficial, or equitable ownership of more than fifty percent (50%) of the voting power, equity, or other ownership interest in an entity.
14.6    “Due Date” means the latest date on which a payment can be made or an action taken without incurring a penalty, surcharge or other additional payment.
14.7    “Effective Date” means 11:59PM United States Eastern Time on the day IBM receives the payment specified in Section 2.1(a).
14.8    “IBM Licensee” means any third party to which IBM: (i) pursuant to a written agreement effective prior to the Effective Date has granted or is obligated to grant licenses, immunities, covenants not

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to sue or any other rights under an Assigned Patent; or (ii) otherwise reserves the right under Section 5 of this Agreement to grant licenses, immunities, covenants not to sue or any other rights under an Assigned Patent.
14.9    “IBM Patent Rights” means all Patent Rights of IBM except for the Assigned Patents and the Assigned Patent Applications.
14.10    “IBM Strategic Open Source Software” means (a) OSS produced or distributed by software development communities of which IBM or its Subsidiaries is a member or a contributor, or the code of which IBM or its Subsidiaries uses, distributes, or relies on for its products; (b) OSS which was released prior to five years after the Effective Date (other than code owned by a commercial entity which first qualifies as OSS after that entity is put on notice by Finjan Blue of infringement of an Assigned Patent); and (c) OSS which is included in one or more of the following Linux distributions: RedHat, Fedora, Novell/SUSE, Debian.
14.11     “IBM Strategic Partner” shall mean (a) any customer of IBM or any of its Subsidiaries that has purchased, or executed one or more contracts for purchase of, IBM’s or any of its Subsidiaries’ products or services over the five year period prior to the Effective Date; or (b) any supplier from whom IBM or any of its Subsidiaries purchased, or executed one or more contracts for purchase of goods or services over the five year period prior to the Effective Date; where the gross purchase price of such products, goods or services for that customer or supplier was at least $10,000,000.00.
14.12    “Listed Patents” means the patents listed in Exhibit A and Exhibit B to this Agreement.
14.13    “Finjan Blue Patent Rights” means the Assigned Patents, the Assigned Patent Applications, and all other Finjan Blue Patent Rights.
14.14    “Open Source Software” or “OSS” means any computer software program whose source code is published and available for inspection and use by anyone, and is made available under a license agreement that permits recipients to copy, modify and distribute the program’s source code without payment of fees or royalties. All licenses certified by opensource.org and listed on their website are Open Source Software licenses.
14.15    “Patent Application Family Member” means a patent application that (i) has been filed prior to the Effective Date or is filed after the Effective Date in any jurisdiction, and (ii) claims priority from, claims common priority with or to which priority is claimed by an Assigned Patent or Assigned Patent Application, including, but not limited to, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisions of an Assigned Patent.
14.16    “Patent Family Member” means a patent, in any jurisdiction (other than Brazil), that claims priority from, claims common priority with or to which priority is claimed by an Assigned Patent, including, but not limited to, reexaminations, extensions, continuations, continuing prosecution applications, requests for continuing examinations, divisions, and counterparts of an Assigned Patent.
14.17    “Patent Rights” means any issued patent and any pending patent application anywhere in the world that a party owns or controls at any time during the term of this Agreement where such patent or patent application was filed, or claims priority to an application filed, on or before the fifth anniversary of the Effective Date. For purposes of this definition, a patent or patent application is deemed to be controlled by an entity if that entity has the right to assert a claim of infringement or grant a license under that patent or patent application.
14.18    “Restricted Enforcement Actions” means threatening or filing a patent infringement lawsuit that alleges that the development, distribution, sale, import, or use of a product infringe any of the Assigned Patents against use of IBM Strategic Open Source Software, only if the asserted claims of the Assigned Patent are necessary to practice the standard or use the Open Source Software (that is, all commercially reasonable implementations of all normative portions of the specification for such standard or all uses of the Open Source

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Software would infringe the asserted claims). Restricted Enforcement Actions do not include filing a patent infringement lawsuit as a counterclaim or a cross-claim against a third party in response to a patent infringement lawsuit filed by that party.
14.19    “Reversion Effective Date” shall mean the date of the Reversion Event.
14.20    “Reversion Event” shall mean Finjan Blue’s breach of Section 2.1 (Payment) without a cure within sixty (60) days after receiving receipt of written notice of such breach.
14.21    “Specification” means all parts of an Assigned Patent Application as originally filed, including but not limited to abstract, background, summary of the invention and detailed description.
14.22    “Subsidiary” means a corporation, company or other entity: (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by an entity; or (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such entity is now or hereafter owned or controlled, directly or indirectly by an entity.
[Signature Page Follows]

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WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the Effective Date.

FINJAN BLUE, INC.	INTERNATIONAL BUSINESS MACHINES CORPORATION
By:     /s/ Philip Hartstein                By:     /s/ Leigh Price
Name:     Philip Hartstein                    Name:     Leigh Price
Title:     CEO                        Title:     Vice President, Intellectual Property and
Licensing
For purposes of Sections 2, 3, 7, 13, and 14 only:
FINJAN HOLDINGS, INC.

By:     /s/ Philip Hartstein
Name:     Philip Hartstein
Title:     President & CEO

For purposes of Section 3, 7, 13, and 14 only:
FINJAN, INC.                        FINJAN MOBILE, INC.

By:     /s/ Philip Hartstein                By:     /s/ Philip Hartstein
Name:     Philip Hartstein                    Name:     Philip Hartstein
Title:     CEO                        Title:     CEO

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EXHIBIT A
Listed Patents (United States)

IBM Docket Number	Country	Patent Number	Application Number	Filing Date	Issue Date
AUS919980381US1	US	6314428	09/140375	8/26/1998	11/6/2001
AUS920100075US1	US	9160756	12/782757	5/19/2010	10/13/2015
AUS920110169US1	US	8694786	13/252713	10/4/2011	4/8/2014
AUS920110264US1	US	8782351	13/272780	10/13/2011	7/15/2014
AUS920110264US2	US	8788763	13/482782	5/29/2012	7/22/2014
AUS920120064US1	US	8640252	13/465116	5/7/2012	1/28/2014
CA920120020US1	US	8935794	13/888827	5/7/2013	1/13/2015
CA920120020US2	US	9160762	14/574790	12/18/2014	10/13/2015
DE920110121US1	US	9317697	13/750547	1/25/2013	4/19/2016
DE920120033US1	US	9189625	14/018140	9/4/2013	11/17/2015
DE920120033US2	US	9536085	14/869509	9/29/2015	1/3/2017
END920075106US2	US	7346929	09/592404	6/13/2000	3/18/2008
END920075106US3	US	7770225	12/032512	2/15/2008	8/3/2010
END920075107US1	US	6907531	09/608282	6/30/2000	6/14/2005
END920120187US1	US	9003480	13/799257	3/13/2013	4/7/2015
END920130168US1	US	9271146	14/220620	3/20/2014	2/23/2015
END920130168US2	US	9679159	14/989849	1/7/2016	6/13/2017
GB919980002US1	US	6199204	09/158704	9/22/1998	3/6/2001
GB919980042US1	US	6202207	09/136225	8/19/1998	3/13/2001
POU920070195US1	US	8495357	11/959575	12/19/2007	7/23/2013
YOR920100259US1	US	8381242	12/839533	7/20/2010	2/19/2013
YOR920100259US2	US	8683599	13/602549	9/4/2012	3/25/2014
YOR920100259US3	US	8793800	13/646182	10/5/2012	7/29/2014
YOR920120945US1	US	9231970	13/790040	3/8/2013	1/5/2016
YOR920120945US2	US	9172717	13/968594	8/16/2013	10/27/2015

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EXHIBIT B
LISTED PATENTS (Non-US Patents)

IBM Docket Number	Country	Patent Number	Application Number	Filing Date	Issue Date
AUS920110264CN1	CN	ZL201280049932.4	201280049932.4	10/11/2012	2/24/2016
AUS920110264GB1	GB	2508553	1404280.8	10/11/2012	9/10/2014
GB919980002GB1	GB	2333864	9801661.1	1/28/1998	4/8/2003
GB919980042GB1	GB	2333865	9808657.2	4/24/1998	4/15/2003
AUS920110264JP1	JP	5736090	2014-517066	10/11/2012	4/24/2015
GB919980002JP1	JP	3385590	11-006203	1/13/1999	1/10/2003

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EXHIBIT C

PENDING APPLICATIONS

US

IBM Docket Number	Country	Application Number	Filing Date	Published Application Number
*END920075106US1	US	60/146175	7/29/1999
* inactive

NON-US

IBM Docket Number	Country	Application Number	Filing Date	Published Application Number
CA920120020CA1	CA	2777434	5/18/2012
DE920110121CN1	CN	201380007724.2	1/24/2013
AUS920110264DE1	DE	112012003988.2	10/11/2012
DE920110121DE1	DE	112013000473.9	1/24/2013	112013000473T5
*DE920110121EP1	EP	12153410.1	2/1/2012
DE920110121GB1	GB	1415069.2	1/24/2013	GB2513798
*DE920120033GB1	GB	1217732.5	10/4/2012	GB2506622
*AUS920110264PCT1	PCT	JP2012/006528	10/11/2012	WO2013/054528
*DE920110121PCT1	PCT	EP2013/051310	1/24/2013	WO2013/113607
* inactive

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Exhibit D
Form of Recordable Patent Assignment and Reservation

For good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the reservations stated in the Patent Assignment Agreement Reference No. L_______ between the parties with an effective time and date of 11:59pm United States Eastern Time on _______, 2016 (“Effective Date”) (“Patent Assignment Agreement”), International Business Machines Corporation, a New York corporation having a place of business at Armonk, New York, (hereinafter "ASSIGNOR"), hereby grants and assigns to _______________, a __________ corporation having a place of business at __________, (hereinafter "ASSIGNEE"), all of IBM’s right, title and interest in and to the patents identified in Exhibits Aand B, and the patent applications identified in Exhibit C, attached hereto, (hereinafter, collectively, "ASSIGNED PATENTS"), to have and to hold the same, unto ASSIGNEE for its own use and enjoyment and for the use and enjoyment of its successors and assigns, including all damages for infringement of any of the Assigned Patents accruing on and after the Effective Date and the sole right to sue therefore under such Assigned Patents, for the full term or terms of all such ASSIGNED PATENTS, subject to all rights granted under the ASSIGNED PATENTS to third parties prior to said Effective Date.

ASSIGNOR hereby reserves and retains, for the benefit of itself and its subsidiaries and its and their successors and assigns, the rights and licenses set forth in the Patent Assignment Agreement.

IN WITNESS WHEREOF, ASSIGNOR has caused this Patent Assignment and Reservation to be duly signed on its behalf.

INTERNATIONAL BUSINESS MACHINES CORP:

Signature: __________________________        Date: ___________________________

Name:
Title:

ACCEPTED:
FINJAN BLUE
Signature: __________________________        Date: ___________________________

Name:
Title:

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EXHIBIT E
[***]

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EXHIBIT F
PRESS RELEASE
[TBD]

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